Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

GILEAD PRICES $1.2 BILLION CONVERTIBLE SENIOR NOTES;

COMPANY TO REPURCHASE APPROXIMATELY $545 MILLION IN COMMON STOCK

Foster City, California, April 20, 2006 — Gilead Sciences, Inc. (Nasdaq: GILD) today announced the pricing of $600 million principal amount of Convertible Senior Notes due 2011 and $600 million principal amount of Convertible Senior Notes due 2013, for an aggregate transaction size of $1.2 billion. This represents an increase of $100 million from the aggregate transaction size announced April 18, 2006. Gilead granted the initial purchasers an option to purchase an additional $50 million of the 2011 notes and $50 million of the 2013 notes to cover overallotments. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The 2011 notes will pay interest semiannually at a rate of 0.500 percent per annum, and the 2013 notes will pay interest semiannually at a rate of 0.625 percent per annum. The 2011 notes will be convertible, at the holder’s option, at an initial conversion rate of 12.90 shares per $1,000 principal amount of notes, which represents a 19 percent conversion premium based on the last reported bid price of $65.13 per share of Gilead’s common stock on April 19, 2006. The 2013 notes will be convertible, at the holder’s option, at an initial conversion rate of 13.12 shares per $1,000 principal amount of notes, which represents a 17 percent conversion premium based on the last reported bid price of $65.13 per share of Gilead’s common stock on April 19, 2006. The notes will be convertible under certain circumstances. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered, at Gilead’s election, in cash, common stock or a combination of cash and common stock.

Gilead estimates that the net proceeds from this offering will be approximately $1.18 billion after deducting estimated discounts, commissions and expenses.

Gilead expects to use the net proceeds from the offering and the proceeds of the warrant transactions referred to below to repurchase approximately $545 million worth of shares of its common stock contemporaneously with the closing of the sale of the notes. In addition, approximately $350 million of the proceeds from the transactions will be used to fund convertible note hedge transactions that Gilead expects to enter into with one or more of the initial purchasers of the notes and/or their affiliates. Any remaining proceeds from the offering will be added to Gilead’s working capital and will be used for general corporate purposes.

The convertible note hedge transactions are intended to offset the dilution to Gilead’s common stock upon potential future conversion of the notes. The convertible note hedge transactions will have an exercise price equal to the conversion price of the notes.

In addition, Gilead expects to enter into separate warrant transactions with one or more of the initial purchasers and/or their affiliates. These transactions will generally have the effect of increasing the conversion price of the notes. The warrants associated with the 2011 notes have an exercise price that is 56 percent higher than the closing price of Gilead’s stock on April 19, 2006. The warrants associated with the 2013 notes have an exercise price that is 65.5 percent higher than the closing price of Gilead’s stock on April 19, 2006.

This notice does not constitute an offer to sell or the solicitation of an offer to buy notes. Any offers of the notes will be made only by means of a private offering memorandum. The notes and the shares of Gilead common stock issuable upon conversion or exercise of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Forward-Looking Statement

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including satisfaction of the closing conditions contained in the purchase agreement between Gilead and the initial purchaser, which include a condition that there be no material adverse effect on Gilead’s business prior to the closing of the offering and other conditions in whole or in part beyond Gilead’s control. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering are described in detail in the Gilead Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

# # #